Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-141513

SUPPLEMENT NO. 1
dated June 8, 2007
to the Prospectus dated May 1, 2007 for the TIAA Real Estate Account

           This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2007, which we refer to as the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

           Effective May 1, 2007, the estimated annual expense deductions applicable to the TIAA Real Estate Account (the “Account”) are equal to 0.785% . Although the expense deductions are accurately described within the prospectus, the fourth paragraph of the inside cover page of the prospectus inadvertently was not updated to reflect this new figure. More detail regarding the expense deductions applicable to the Account is contained in the tables and surrounding disclosures on pages 4 and 5 of the prospectus under the heading “Summary of Account’s Expense Deductions” and on pages 57 and 58 of the prospectus under the heading “Expense Deductions.”

A11451 (6/07)